Exhibit 99.3

NEWS RELEASE
Contacts:       Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe
310-279-5980
rjaffe@pondel.com

Commerce Energy Names Interim Chief Financial Officer

COSTA MESA, CA – January 29, 2008 – Commerce Energy (Amex: EGR), a leading U.S. electricity and natural gas marketing company, names C. Douglas Mitchell as interim chief financial officer (CFO), effective January 28.  Mitchell succeeds J. Robert Hipps, who has served as interim CFO since July.  Mitchell, 57, is a partner in the Orange County practice of Tatum, LLC, an executive services and consulting firm.  Hipps, 67, is also a partner of Tatum.

“Doug has excellent credentials, as well as significant experience in financial controls, reporting for rapid-growth companies and in strategic planning,” said Commerce Energy Chief Executive Officer Steven S. Boss.  “He has the right skills at the right time for Commerce Energy, and we welcome him to our team.”

Mitchell has more than 25 years of experience in public and private financial executive positions with expertise in planning and reporting, budgeting and forecasting, risk management, SEC matters, strategic planning, tax and compliance.  He also has a strong background in the implementation of enterprise-wide information technology solutions.  He is a graduate of the University of Southern California and is a certified public accountant with a California certificate.

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“I want to thank Bob for his commitment and hard work over the past six months,” said Boss, “and we look forward to a seamless transition with Doug.”

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc.  Commerce is publicly traded on the American Stock Exchange (Amex) under the symbol: EGR.  Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S.  For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services.  For more information, visit www.CommerceEnergy.com.

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